EXHIBIT 5.1

[Irell & Manella LLP Letterhead]

January 10, 2005

William Lyon Homes, Inc.

4490 Von Karman Avenue

Newport Beach, CA 92660

Ladies and Gentlemen:

We are counsel to William Lyon Homes, Inc., a California corporation (the “Company”), and the Guarantors (as defined below), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on December 16, 2004, and the filing of Amendment No. 1 thereto on January 10, 2005. The Registration Statement relates to the proposed issuance by the Company of $150,000,000 aggregate principal amount of its new 7 5/8% Senior Notes due 2012 (the “New Notes”) in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 7 5/8% Senior Notes due 2012 (the “Old Notes”).

The Old Notes contain guarantees (the “Old Guarantees”), and the New Notes upon issuance will contain guarantees (the “New Guarantees”) by the Guarantors. The Old Notes and the Old Guarantees are, and the New Notes and the New Guarantees will be, issued under and subject to the terms and provisions of the Indenture (the “Indenture”) dated November 22, 2004 by and among the Company, the guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The New Notes, the New Guarantees and the Indenture are referred to in this letter as the “Note Documents”.

In connection with rendering this opinion, we have made such investigations of law and fact as we have deemed appropriate for purposes thereof. In reliance thereon and subject to the assumptions and limitations set forth herein and the receipt by the Company and the Guarantors from the Securities and Exchange Commission of an order declaring the Registration Statement, as finally amended, effective, it is our opinion that when the New Notes and New Guarantees thereof are executed, delivered and authenticated in accordance with the terms of the Indenture and issued and delivered as described in the Registration Statement against surrender and cancellation of a like principal amount of Old Notes and Old Guarantees, the New Notes issued by the Company and the New Guarantees issued by the Guarantors will be legally issued and the New Notes and the New Guarantees will be valid and legally binding obligations of the Company and the Guarantors, respectively.

In rendering this opinion, as to matters of fact, we have relied upon documents provided to us by the Company. We have also been furnished with and relied upon, without investigation, a certificate of the Company with respect to certain factual matters. In our review, we have assumed, without investigation, the legal capacity and competency of all natural persons signing documents in their respective individual capacities, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or telecopied copies, and the authenticity of the originals of such copies. Furthermore, as to matters of Arizona law that are relevant to our opinion, we are relying entirely on the opinion letter of even date herewith of Bryan Cave LLP, special Arizona counsel to the Company and the Guarantors, which is being filed as an exhibit to the Registration Statement.

William Lyon Homes, Inc.

January 10, 2005

We have also assumed that the Note Documents are valid and binding agreements of the Trustee.

Our opinions set forth in this letter are subject to the following qualifications, limitations and exceptions:

(i) We render no opinion herein concerning matters involving the laws of any jurisdiction other than the laws of the State of New York, the State of California and the United States of America and the General Corporation Law and the Limited Liability Company Act of the State of Delaware. No opinion is expressed as to whether a California court would recognize and enforce any provision of the Indenture which provides that it and the Notes are to be governed by the laws of the State of New York.

(ii) Our opinion set forth herein is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers); and (b) general principles of equity, regardless of whether a matter is considered a proceeding in equity or at law, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies. Such principles of equity are of general application, and in applying such principles a court, among other things, might not allow a creditor to accelerate maturity of debt under certain circumstances including, without limitation, upon the occurrence of a default deemed immaterial or might decline to order the Company to perform covenants.

This opinion is rendered as of the date first written above and not at any later date and is rendered on the basis of facts known to us at the date of this opinion, and we do not undertake, and hereby expressly disclaim, any obligation to inform you of any changes in such facts, or changes in our knowledge, subsequent to the date of this opinion. Similarly, the opinion rendered herein is based upon applicable law as of the date of this opinion. We do not undertake, and hereby expressly disclaim, any obligation to inform you of changes in any applicable law or relevant principles of law, or changes in our interpretation of such law or principles, subsequent to the date of this opinion.

This opinion is intended to be filed as an exhibit to the Registration Statement for the benefit of the holders of the Old Notes who will be acquiring the New Notes to be issued pursuant thereto and may not be otherwise used or relied upon and may not be otherwise disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. However, consent is also given to the reference to this firm under the caption “Legal matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Irell & Manella LLP
Irell & Manella LLP